Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
September 8, 2010	Contact:	Helen W. Cornell
Executive Vice President, Finance and CFO (217) 228-8209
GARDNER DENVER, INC. ANNOUNCES CORPORATE HEADQUARTERS RELOCATION
QUINCY, IL (September 8, 2010) — Gardner Denver, Inc. (NYSE: GDI) announced today that it intends to relocate its global corporate headquarters to the greater Philadelphia, Pennsylvania area. The Company’s corporate support services, including compliance, human resources, information technologies, accounting, treasury and transaction processing, will remain at its Quincy, Illinois facility. The Industrial Products Group headquarters and compressor and pump manufacturing operations, also located in Quincy, will not be impacted by this move.
“As part of our strategic planning process, senior management evaluates the requirements necessary to achieve the Company’s long-term growth objectives,” said Barry L. Pennypacker, President and Chief Executive Officer of Gardner Denver. “Gardner Denver currently has over 6,000 employees on six continents and approximately two-thirds of its annual revenues are to customers located outside of the United States. Therefore, in order to improve accessibility to global customers, the Company’s foreign operations, investors and a broader pool of local professional human resources, management and the Board of Directors concluded that relocation to a major metropolitan area was necessary to the long-term growth of the Company. Accordingly, the Company completed a relocation analysis with the assistance of an external consultant, which identified the metropolitan Philadelphia area as best meeting its needs for future growth opportunities. After the relocation, the Company expects to employ approximately 365 employees in Quincy. We appreciate the effort and support put forth by the Pennsylvania Governor’s office and Select Greater Philadelphia.”
Gardner Denver, Inc., with 2009 revenues of approximately $1.8 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The actual future performance of the Company could differ materially from such statements. Risks that could cause results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2009, and its subsequent quarterly reports on Form 10-Q. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
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